Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Sun Communities, Inc. (“Sun”, “us”, “our” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.01 per share. The Company’s common stock is listed on the New York Stock Exchange, or NYSE. The following is a description of the rights of the common stock and certain related provisions of the Company’s charter and bylaws. This description is qualified in its entirety by, and should be read in conjunction with, our charter, our bylaws and applicable Maryland law.
General
Subject to the preferential rights of any other class or series of stock, holders of our common stock will be entitled to receive distributions when, as and if declared by our board of directors, out of funds legally available therefor. Payment and declaration of distributions on our common stock and purchases of shares by us may be subject to certain restrictions if we fail to pay distributions on outstanding shares of any class or series of preferred stock. The rights and preferences of the common stock may be modified by or subordinated to the rights and preferences of classes or series of preferred stock designated in the future. Upon any liquidation, dissolution or winding up of Sun, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of Sun and the preferential amounts owing with respect to any outstanding preferred stock or senior debt securities.
The common stock has ordinary voting rights for the election of directors and in respect of other corporate matters, each share of our common stock entitles the holder to one vote. Holders of common stock do not have cumulative voting rights in the election of directors. Upon our receipt of lawful payment, the common stock, when issued, is fully paid and nonassessable, and is not be subject to redemption except (as described below and in our charter) as necessary to preserve our status as a real estate investment trust, or a REIT. A stockholder of Sun has no preemptive rights to subscribe for additional shares of common stock or other securities of Sun except as may be granted by our board of directors.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or consolidation unless advised by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in such situations.
Restrictions on Ownership
For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified private pension plans) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.
Because the board of directors believes it is essential for us to continue to qualify as a REIT, our charter, subject to certain exceptions, contains a provision, which we refer to as the Ownership Limit, providing that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in number of shares or value, of our outstanding common stock and preferred stock. The board of directors may exempt a person from the Ownership Limit if evidence satisfactory to the board of directors is presented that the proposed transfer of stock to the intended transferee will not then or in the future jeopardize our status as a REIT.
As a condition of such exemption, the intended transferee must give written notice to us of the proposed transfer and must furnish to us a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the board of directors and must comply with such other conditions as the board of directors may direct, which may include the provision of affidavits, undertakings, agreements, and other information as the board of directors may require, such notice to be provided no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in the best interests of Sun to attempt to qualify or to continue to qualify as a REIT and revokes or otherwise terminates Sun’s REIT election. Any transfer of shares of common stock that would: (i) create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit; (ii) result in the shares of capital stock being owned by fewer than 100 persons; or (iii) result in Sun being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

Exhibit 4.1

Our charter excludes Milton M. Shiffman, Gary A. Shiffman and Robert B. Bayer; trustees, personal representatives, attorneys-in-fact and other representatives and agents to the extent acting for them or their respective estates and certain of their respective relatives from the Ownership Limit. These persons may acquire additional shares of capital stock through the redemption of operating partnership units, through our equity incentive plans, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of our stock hold more than 50% of the total outstanding stock.
Shares of common and/or preferred stock purported to be transferred in excess of the Ownership Limit that are not otherwise permitted as provided above will constitute “Excess Stock,” which will be deemed to have been transferred to Sun as trustee of a trust for the exclusive benefit of the person or persons to whom the Excess Stock may later be transferred, until such time as the intended transferee retransfers the Excess Stock. Subject to the Ownership Limit, the shares of Excess Stock may be retransferred by the intended transferee to any person who may hold such shares of Excess Stock at a price not to exceed the price paid by the intended transferee (or the market price of the common stock as of the date of purported transfer, if the intended transferee received the shares of stock as a gift or otherwise did not give value for the shares of stock), at which point the shares of Excess Stock will automatically be exchanged for the shares of Sun capital stock to which the shares of Excess Stock are attributable. In addition, such shares of Excess Stock held in trust are subject to purchase by Sun. The purchase price of any shares of Excess Stock shall be equal to the lesser of the price paid for the shares by the intended transferee and the market value of Sun’s common or preferred stock, as applicable, in which shall be equal to the closing sales price for the common or preferred stock (as the case may be), if then traded on the NYSE, the last reported sales price for the stock on any exchange or quotation system over which our common stock may be traded, or, if the stock is not traded on any exchange or quotation system, the market value as determined by the board of directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by Sun. Holders of shares of Excess Stock are not entitled to distributions, voting rights, and other benefits with respect to such shares except the right to payment of the purchase price for the shares of stock or the transfer of the shares as provided above. Any dividend or distribution paid to a proposed transferee on shares of Excess Stock prior to our discovery that such shares have been transferred in violation of the provisions of our charter shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court, then the intended transferee of any Excess Stock may be deemed, at Sun’s option, to have acted as an agent of Sun in acquiring such Excess Stock and to hold such Excess Stock on behalf of Sun.
All certificates representing shares of stock will bear a legend referring to the restrictions described above.
All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number of shares or value of our outstanding common stock and preferred stock must give a written notice to us containing the information specified in our charter by January 31 of each year. In addition, each stockholder must also disclose to us such additional information as Sun may reasonably request in order to determine the effect, if any, of such persons’ ownership of our common stock or preferred stock on our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority of, shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.
Anti-takeover Effect of Certain Provisions of Our Charter and Bylaws
Our charter and bylaws contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. Among other things, our charter and bylaws state:

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that certain vacancies on our board of directors may be filled only by the remaining directors, whether or not sufficient to constitute a quorum, and that any individual elected to fill such a vacancy will serve for the remainder of the full term of the class of directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

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that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of the stockholder’s notice.

–	that our board of directors has the power to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval.

Exhibit 4.1

–	that a supermajority vote is required to remove directors and that directors may only be removed for cause.

See also the following Risk Factors in Item 1A of our Form 10-K: “Business Risks - Certain provisions in our governing documents may make it difficult for a third-party to acquire us.” and “Business Risks - Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.”